Exhibit- 10.13
Amendment No. 1
Employment Agreement
     The Employment Agreement (the “Agreement”) dated as of February 24, 2004, by and between Government Properties Trust, Inc., a Maryland corporation (the “Company”) and Nancy D. Olson, the Company’s Chief Financial Officer, (the “Executive”) is amended this 20 day of September, 2006.
     Section 4, “Compensation” is hereby amended by adding the following:
     (d) Change of Control Bonus. Upon the completion of a Change of Control Transaction, in addition to all other payments due under this Agreements of the policy and procedures of the Company including its severance policies, the Executive shall receive a one-time cash payment of $100,000.
     A “Change of Control Transaction” is complete when:
     (i) any Person (other than (w) those Persons in control of the Company as of the Effective Date, (x) any Person or Persons acting on behalf of the Company in a distribution of stock to the public, (y) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (z) a corporation owned directly or indirectly by the stockholders (immediately prior to such transaction) of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
     (ii) the Board of Directors files articles of consolidation, merger, share exchange, transfer or dissolution, as applicable, following the approval by the shareholders of the Company of (x) a plan of complete or substantial liquidation of the Company; (y) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (z) a merger, consolidation, or reorganization of the Company with or involving any other corporation or entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty-five percent (85%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
     Section 12 “General” is hereby amended as follows:
     Section 12(i) “Survival” is hereby replaced in its entity with the following:
     (i) Survival. The provisions of Sections 4(d), 9, 10 and 11 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this amendment to be duly executed as of the date first written above.

Government Properties Trust, Inc.		NANCY D. OLSON

/s/ Thomas D. Peschio		/s/ Nancy D. Olson

By:	Thomas D. Peschio
Chief Executive Officer

Dated: September 19, 2006		Dated: September 20, 2006

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